Exhibit 10.1

Description of the $550 million Fourth Amended and Restated
Revolving Credit Agreement Extension

June 29, 2021

Pursuant to the terms of the $550 million Fourth Amended and Restated Revolving Credit Agreement, dated as of June 5, 2018, among CMS Energy Corporation, the financial institutions named therein and Barclays Bank PLC, as Agent, the parties have all agreed, effective June 30, 2021, to extend the Termination Date (as defined therein) for a period of one year to June 5, 2024.